CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated October 25, 2010 on Dreyfus Conservative Allocation Fund, Dreyfus Growth Allocation Fund and Dreyfus Moderate Allocation Fund for the fiscal year ended August 31, 2010 which are incorporated by reference in this Registration Statement (Form N-1A Nos. 2-88816 and 811-3940) of Strategic Funds, Inc.

Ernst & Young LLP

ERNST & YOUNG LLP

New York, New York
December 23, 2010